Exhibit 10.22

FIFTH AMENDMENT TO LEASE

This FIFTH AMENDMENT TO LEASE dated as of July 18, 2018 (this ”Amendment”) between RCPI LANDMARK PROPERTIES, L.L.C., a Delaware limited liability company having an address c/o Tishman Speyer, 45 Rockefeller Plaza, New York, New York 10111 (“Landlord”), and RADIO CITY PRODUCTIONS LLC a Delaware limited liability company having an office at 1260 Avenue of the Americas, New York, New York 10020 (“Tenant”).

W I T N E S S E T H

WHEREAS, RCPI Trust, predecessor-in-interest to Landlord, and Tenant entered into that certain Lease dated as of December 4, 1997, as modified by First Amendment to Lease dated as of February 19, 1999, Second Amendment to Lease dated as of October 6, 2002, Letter Agreement dated February 9, 2007,Third Amendment to Lease dated as of August 14, 2008 and Fourth Amendment to Lease dated as of January 24, 2011 (as so amended, the “Existing Lease”), covering premises described and defined in the Existing Lease; and

WHEREAS, Landlord and Tenant desire to modify the Existing Lease to (a) provide for the granting of an option to Landlord whereby Tenant would surrender a portion of the Additional Premises demised to Tenant pursuant to the Second Amendment and Landlord would lease to Tenant certain substitute space on the submezzanine level of the building know as 50 Rockefeller Plaza (the “Building”); and (b) to otherwise modify the terms and conditions of the Existing Lease, all as hereinafter set forth (the Existing Lease, as modified by this Amendment, is herein referred to as the “Lease”);

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Capitalized Terms. All capitalized terms used and not otherwise defined in this Amendment shall have the respective meanings ascribed to them in the Original Lease.

2. Termination Option. (a) Landlord has requested, and Tenant has agreed to grant to Landlord an option (the “Termination Option”) to terminate portions of the Additional Premises previously demised to Tenant pursuant to the Second Amendment to Lease (the “Surrendered Space”), as more particularly shown on Exhibit A attached hereto and made a part hereof. Commencing upon the date of this Amendment (the “Effective Date”), Landlord shall have the right, at its sole option, to terminate the Lease with respect to the Surrendered Space only, by giving not less than thirty (30) days’ prior written notice to Tenant (the “Termination Notice”), which date for termination of the Lease set forth therein (the “Termination Date”) can be any day during the term of the Lease. The term of the Lease and the Lease shall end and expire on the Termination Date and Tenant’s estate in and possession of the Surrendered Space only shall terminate and be wholly extinguished with the same force and effect as if such date were initially set forth in the Lease as the Expiration Date. Notwithstanding anything contained herein to the contrary, Landlord agrees that it shall not exercise the Termination Option such that the Termination Date occurs during the period beginning October 1 through January 10 of any calendar year (the “Holiday Season”).

(b) Tenant shall not be responsible for removing any Fixtures from the Surrendered Space; provided, however that Tenant shall remove any of Tenant’s personal property from the Surrendered Space. If Landlord exercises the Terrmination Option as provided above, Tenant shall remove all of Tenant’s property from the Terminated Space on or before the Termination Date, time being of the essence with respect to said date, and vacate the Terminated Space and deliver vacant possession thereof to Landlord. Any personal property of Tenant remaining in the Surrendered Space after the Effective Date shall be deemed abandoned by Tenant and Landlord may take possession thereof and dispose of same in any manner Landlord determines without accountability therefor to Tenant.

(c) Provided that Tenant shall have vacated the Surrendered Space in accordance with Section 2(b) hereof, Tenant and Landlord and their respective successors and assigns shall be released of and from any and all claims, damages, obligations, liabilities, actions and causes of action, of every kind and nature whatsoever arising under or in connection with the Lease with respect to the Surrendered Space only from and after the Termination Date, except that nothing herein contained shall be deemed to constitute a release or discharge of Landlord or Tenant with respect to any obligation or liability (x) accrued or incurred under the Lease with respect to the Surrendered Space which is outstanding and unsatisfied on the Termination Date, and (y) to a third party (under the insurance and indemnification provisions of the Lease or otherwise) arising prior to, on or after the Termination Date as a result of an event occurring or condition existing in the Surrendered Space prior to, or on the Termination Date.

(d) Tenant represents and warrants that it has not assigned, pledged or encumbered the Lease or sublet the Surrendered Space or done or suffered any other action as a result of which the Lease or the Surrendered Space might be subject to any lien or encumbrance. Tenant warrants that the foregoing covenants and representations will be true and correct as of the Effective Date, Tenant has and will have good right to surrender the Surrendered Space on or before the Effective Date, and delivery of possession of the Surrendered Space will be made to Landlord on or before the Effective Date free and clear of all liens and encumbrances of any kind whatsoever.

3. Substitute Space. (a) In the event Landlord exercises the Termination Option as provided herein, Landlord shall, lease to Tenant, portions of the submezzanine level of the Building, designated as Space ‘_’, as more particularly shown on Exhibit A attached hereto (the “Substitute Space”), for a term commencing on the date (the “Substitute Space Commencement Date”) that Landlord delivers possession of the Substitute Space to Tenant and ending on the Initial Expiration Date, or such earlier date upon which the term of the Lease may expire or be terminated pursuant to any of the conditions of limitation or other provisions of the Lease or pursuant to law, upon all of the terms and conditions of the Existing Lease, as modified by this Amendment.

(b) Landlord shall deliver possession of the Substitute Space to Tenant on the Effective Date. Landlord shall not be liable for failure to deliver possession of the Substitute Space or any portion thereof to Tenant on any specified date, and such failure shall not impair the validity of this Amendment. The provisions of this Article are intended to constitute “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law or any successor Requirement. Landlord shall give Tenant at least ten (10) days’ advance written notice of the Effective Date. Notwithstanding the foregoing, Landlord agrees not to deprive Tenant of access to the Additional Premises by virtue of Landlord’s exercise of the Termination Option and/or the delivery of the Substitute Space. Landlord further agrees that any work required to reconfigure the Additional Premises and/or the Substitute Space shall not occur during the Holiday Season.

(c) Effective as of the Effective Date, Tenant shall lease the Substitute Space upon all of the terms and conditions of the Original Lease, except as follows:

(i) Tenant has inspected the Substitute Space and agrees (x) except as expressly provided herein, to accept possession of the Substitute Space in the “as is” condition existing on the Effective Date, (y) that neither Landlord nor Landlord’s agents have made any representations or warranties with respect to the Substitute Space or the Building except as expressly set forth herein, and (z) Landlord has no obligation to perform any work, supply any materials, incur any expense or make any alterations or improvements to the Substitute Space or the Building to prepare the same for Tenant’s occupancy (provided, however, that nothing herein shall be deemed to relieve Landlord of Landlord’s obligations pursuant to Section 7.1 (a) of the Original Lease). Tenant’s occupancy of any part of the Substitute Space shall be conclusive evidence, as against Tenant, that (A) Tenant has accepted possession of the Substitute Space in its then current condition and (B) the Substitute Space and the Building are in satisfactory condition as required by this Amendment.

(ii) Notwithstanding anything to the contrary contained herein, Landlord and Tenant agree that Landlord shall reconfigure the doors and hallways connecting the Additional Space to the Substitute Space and shall reconfigure and re-route the existing services to and around the Substitute Space as reasonably required. Tenant shall cooperate with Landlord in connection with the foregoing.

(d) Landlord and Tenant agree and acknowledge that the Substitute Space is substantially comparable in size to the Surrendered Space and that there shall be no change to any of the financial terms and conditions of the Lease as a result of the surrender of the Surrendered Space or the leasing of the Substitute Space as provided herein.

4. Brokerage. Each of Landlord and Tenant represents and warrants to the other that it has not dealt with any broker in connection with this Amendment other than Tishman Speyer Properties, L.P. (“Broker”) and that, to the best of its knowledge, no other broker negotiated this Amendment or is entitled to any fee or commission in connection herewith. Landlord shall pay Broker any commission which may be due in connection with this Amendment pursuant to a separate agreement. Each of Landlord and

Tenant shall indemnify, defend, protect and hold the other party harmless from and against any and all losses, liabilities, damages, claims, judgments, fines, suits, demands, costs, interest and expenses of any kind or nature (including reasonable attorneys’ fees and disbursements) incurred in connection with any claim, proceeding or judgment and the defense thereof which the indemnified party may incur by reason of any claim of or liability to any broker, finder or like agent (other than Broker) arising out of any dealings claimed to have occurred between the indemnifying party and the claimant in connection with this Amendment, or the above representation being false. The provisions of this Section 4 shall survive the expiration or earlier termination of the term of the Existing Lease, as amended hereby.

5. Representations and Warranties. (i) Tenant represents and warrants to Landlord that, as of the date hereof, (a) the Existing Lease is in full force and effect and has not been modified except pursuant to this Amendment; (b) to the best of Tenant’s knowledge, there are no defaults existing under the Existing Lease; (c) to the best of Tenant’s knowledge there exist no valid abatements, causes of action, counterclaims, disputes, defenses, offsets, credits, deductions, or claims against the enforcement of any of the terms and conditions of the Existing Lease; and (d) this Amendment has been duly authorized, executed and delivered by Tenant and constitutes the legal, valid and binding obligation of Tenant.

(ii) Landlord represents and warrants to Tenant that, as of the date hereof, (a) the Existing Lease is in full force and effect and has not been modified except pursuant to this Amendment; (b) to the best of Landlord’s knowledge, there are no defaults existing under the Existing Lease; (c) to the best of Landlord’s knowledge, there exist no valid causes of action, disputes or claims against the enforcement of any of the terms and conditions of the Existing Lease and (d) this Amendment has been duly authorized, executed and delivered by Landlord and constitutes the legal, valid and binding obligation of Landlord.

6. Miscellaneous. (a) Except as set forth herein, nothing contained in this Amendment shall be deemed to amend or modify in any respect the terms of the Existing Lease and such terms shall remain in full force and effect as modified hereby. If there is any inconsistency between the terms of this Amendment and the terms of the Existing Lease, the terms of this Amendment shall be controlling and prevail.

(b) This Amendment contains the entire agreement of the parties with respect to its subject matter and all prior negotiations, discussions, representations, agreements and understandings heretofore had among the parties with respect thereto are merged herein.

(c) This Amendment may be executed in duplicate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.

(d) This Amendment shall not be binding upon Landlord or Tenant unless and until each party shall have received a fully executed counterpart of this Amendment.

(e) This Amendment shall be binding upon and inure to the benefit of Landlord and Tenant and their successors and permitted assigns.

(f) This Amendment shall be governed by the laws of the State of New York without giving effect to conflict of laws principles thereof.

(g) The captions, headings, and titles in this Amendment are solely for convenience of reference and shall not affect its interpretation.

(h) The liability of Landlord for Landlord’s obligations under this Amendment shall be limited to Landlord’s interest in the Building and Tenant shall not look to any other property or assets of Landlord or the property or assets of any direct or indirect partner, member, manager, shareholder, director, officer, principal, employee or agent of Landlord (collectively, the “Parties”) in seeking either to enforce Landlord’s obligations under this Amendment or to satisfy a judgment for Landlord’s failure to perform such obligations; and none of the Parties shall be personally liable for the performance of Landlord’s obligations under this Amendment.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Third Amendment to Lease as of the day and year first above written.

LANDLORD

RCPI LANDMARK PROPERTIES, L.L.C.

By:	/s/ Michael B. Benner
Michael B. Benner
Vice President and Secretary

TENANT

RADIO CITY PRODUCTIONS LLC

By:	/s/ Clinton Neils
Name: Clinton Neils
Title: General Manager, Radio City Music Hall

The undersigned acknowledges the foregoing Amendment and ratifies and confirms all of its obligations under that certain Guaranty of Lease dated as of September 18, 2015 (the “Guaranty”) and agrees that the covenants referred to in the Guaranty shall include the obligations of Tenant under the Existing Lease as amended by the foregoing Amendment.

GUARANTOR:

MSG SPORTS & ENTERTAINMENT, LLC
A Delaware limited liability company

By:	/s/ Marc Schoenfeld
Name: Marc Schoenfeld
Title: Senior Vice President and Assistant Secretary